Exhibit 99.1

Contact: Cytokinetics, Incorporated
Christopher S. Keenan (Investors and Media)
(650) 624-3000

CYTOKINETICS, INCORPORATED ANNOUNCES $20 MILLION FINANCING

South San Francisco, CA, April 18, 2011 - Cytokinetics, Incorporated (Nasdaq: CYTK) today announced that it has entered into a definitive agreement to sell 5.3 million shares of its Common Stock at a price of $1.50 per share, and 8,070 shares of its Series A Convertible Preferred Stock at a price of $1,500.00 per share, to entities affiliated with Deerfield Management Company, a healthcare investment manager. The Series A Convertible Preferred Stock is non-voting and convertible into an aggregate of 8,070,000 shares of Cytokinetics Common Stock provided that conversion will be prohibited if, as a result, the holder and its affiliates would own more than 9.98% of the total number of Cytokinetics shares of common stock then outstanding. Cytokinetics expects to receive gross proceeds of approximately $20.1 million from the offering, before deducting the estimated expenses.

In addition, Cytokinetics agreed to issue warrants to these entities to purchase an aggregate of 6,685,000 shares of the company’s Common Stock at an exercise price of $1.65 per share. The warrants will be exercisable beginning on the date that is six months after closing of the offering and will remain exercisable until four years after their issuance.

The securities described above are being offered directly by Cytokinetics pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). A prospectus supplement relating to the offering will be filed with the SEC. The company anticipates that the net proceeds from the offering will be used for research and development activities, including clinical trials related to Cytokinetics’ drug candidates, as well as working capital and other general corporate purposes. The closing of this offering is expected to occur on or about April 20, 2011, subject to satisfaction of customary closing conditions. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions.

This press release contains forward-looking statements, including statements relating to Cytokinetics’ expectations regarding the completion, timing and size of the proposed offering. These statements are subject to significant risks and uncertainties, actual results could differ materially from those projected and Cytokinetics cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to satisfaction of the closing conditions for offering, the estimated proceeds from the offering and the anticipated use of the proceeds from this offering. Additional risks and uncertainties relating to Cytokinetics and this offering can be found in the “Risk Factors” section of the prospectus supplement related to the offering filed with the SEC and of Cytokinetics’ Annual Report on Form 10-K filed with the SEC. Cytokinetics undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Cytokinetics’ expectations.